Exhibit 8.2

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER, LLP]

Form of Opinion of Gibson, Dunn & Crutcher LLP

[            ], 2014

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, CA 92612

Re:	Registration Statement on Forms S-4 and S-1 (No. 333-193251)

filed by Weyerhaeuser Real Estate Company and Registration

Statement on Form S-4 (No. 333-193248) filed by TRI Pointe Homes, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to TRI Pointe Homes, Inc., a Delaware corporation (“TRI Pointe”), in connection with (i) the proposed distribution by Weyerhaeuser NR Company, a Washington corporation and wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), of all of the issued and outstanding common shares of Weyerhaeuser Real Estate Company (“WRECO”), par value $0.04 per share (“WRECO common shares”), to Weyerhaeuser (the “WRECO Spin”); (ii) the proposed distribution by Weyerhaeuser of WRECO common shares to holders of common shares of Weyerhaeuser, par value $1.25 per share (“Weyerhaeuser common shares”), in exchange for currently outstanding Weyerhaeuser common shares pursuant to an exchange offer (the “Exchange Offer”) and, with respect to any WRECO common shares that are not subscribed for in the Exchange Offer, a pro rata distribution of any remaining WRECO common shares to holders of Weyerhaeuser common shares whose Weyerhaeuser common shares remain outstanding after the consummation of the Exchange Offer (together with the Exchange Offer, the “Distribution”); and (iii) immediately following the Distribution, the proposed merger of Topaz Acquisition, Inc., a Washington corporation wholly owned by TRI Pointe (“Merger Sub”), with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of TRI Pointe, each of (i), (ii) and (iii) pursuant to the Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), by and among TRI Pointe, Weyerhaeuser, Merger Sub and WRECO, whereby each issued and outstanding WRECO common share will be converted into the right to receive 1.297 fully paid and non-assessable shares of common stock of TRI Pointe. This opinion is being delivered in connection with WRECO’s Registration Statement on Forms S-4 and S-1 (File No. 333-

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[                ], 2014

193251) and TRI Pointe’s Registration Statement on Form S-4 (File No. 333-193248) (together, the “Registration Statements”), each filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed WRECO Spin, Distribution and Merger to which this opinion appears as an exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement.

In rendering our opinion set forth below, we have examined (without our independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Transaction Agreement, the Registration Statements, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon (without our independent investigation or verification) certain representations and assumptions as to factual matters made by Weyerhaeuser and TRI Pointe, as set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. We also have assumed that the transactions related to the WRECO Spin, Distribution, or Merger or contemplated by the Transaction Agreement will be consummated in accordance with the Transaction Agreement and as described in the Registration Statements, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have further assumed that all documents and instruments referred to in the Transaction Agreement are valid and binding in accordance with their terms.

In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon

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which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statements, the Transaction Agreement, the Representation Letters or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the statements under the caption “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” in the prospectuses contained in the Registration Statements, insofar as such statements constitute summaries of the laws, regulations, and legal matters referred to therein, are accurate in all material respects.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the WRECO Spin, Distribution, or Merger or of any transactions related thereto or contemplated by the Transaction Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We are furnishing this opinion solely in connection with the filing of the Registration Statements, and nothing in this opinion letter is intended or written to be used, and it cannot be used, by any taxpayer, including, without limitation, TRI Pointe or its direct or indirect investors or lenders, for the purposes of avoiding penalties that may be imposed on any taxpayer under the Code.

We hereby consent to the filing of this opinion as Exhibit 8.2 in each of the Registration Statements. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectuses constituting parts of the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

Gibson, Dunn & Crutcher LLP